Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑3 of Intellicheck, Inc., for the registration of Common Stock, Preferred Stock, Debt Securities, Warrants, and Units, of our report dated March 31, 2025, with respect to the financial statements of Intellicheck, Inc., included in its Annual Report on Form 10‑K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Tysons, Virgina
August 15, 2025